Exhibit 99.1

CSX Corporation Announces Record First-Quarter Earnings,
New Shareholder Distributions and Financial Targets

Highlights:

•	Record first-quarter operating income, operating ratio, earnings and EPS

•	Quarterly dividend increases 7 percent to $0.15 per share

•	New share buyback program targets $1 billion over 24 months

JACKSONVILLE, Fla. - April 16, 2013 - CSX Corporation (NYSE: CSX) today announced first-quarter net earnings of $459 million, or $0.45 per share, versus $449 million, or $0.43 per share, in the same period last year.

“CSX continues to create value by supporting its customers with high levels of service in an economy that is still gradually recovering,” said Michael J. Ward, chairman, president and chief executive officer. “At the same time, we are prepared for the economy to accelerate and have great confidence in the long-term outlook for the business.”

Revenue in the quarter was nearly $3.0 billion, essentially flat from the year before, as gains in merchandise, intermodal and other revenue offset declines in the company's coal business.

These revenues, combined with strength in operations, drove first-quarter operating income of $875 million, and an operating ratio of 70.4 percent. These results were achieved with industry-leading safety levels.

In addition to its quarterly results, CSX announced that its Board of Directors has approved a 7 percent increase in the quarterly dividend on the company's common stock, and a new $1.0 billion share buyback program.

“These actions reflect the strength of CSX's core earning power and its confidence in the future,” said Ward. “They build upon the $2.3 billion of investment CSX is making this year to meet the nation's future transportation needs and drive long-term shareholder value.”

Since 2005, CSX has invested $14.2 billion in its business, increased its quarterly cash dividend 11 times representing a 29 percent compounded annual growth rate (including the dividend increase announced today), and repurchased $8.0 billion worth of shares. These actions reflect the company's ongoing commitment to deploy cash in a balanced framework to drive near- and long-term value.

The new quarterly dividend of $0.15 is payable on June 14, 2013 to shareholders of record at the close of business on May 31, 2013. The new share buyback program is authorized to begin immediately, and it is expected to be completed over the next 24 months. Under the buyback program, the company may purchase shares from time to time on the open market, through block trading or otherwise. The company expects to fund the repurchase program primarily through excess cash and free cash flow as the company continues to target an improving credit profile.

Consistent with its current view of the economy, the changing coal market, and its proven ability to withstand a range of business conditions, CSX said that it now expects to achieve an operating ratio in the high 60s by 2015, while remaining focused on attaining a mid-60s operating ratio longer-term. At the same time, the company expects to produce average annual earnings-per-share growth of 10-15 percent through 2015 off of the 2013 base, which is expected to be flat to down from prior-year levels.

CSX executives will conduct a quarterly earnings conference call with the investment community on April 17, 2013, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http:// investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.